EX-99.1 REVISED MANAGEMENT'S DISCUSSION AND ANALYSIS

Management's Discussion and Analysis
Forward-Looking Statements
Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this report, including, without limitation, in the following sections: “Management's Discussion and Analysis” and “Risk Factors.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled "Economic Conditions, Challenges and Risks" and the section titled “Risk Factors” (Item 1A of this Form 10-K). Forward-looking statements are made as of the date of this report and we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.
The following Management's Discussion and Analysis (MD&A) is intended to provide the reader with an understanding of P&G's financial condition, results of operations and cash flows by focusing on changes in certain key measures from year to year. MD&A is provided as a supplement to, and should be read in conjunction with, our Consolidated Financial Statements and accompanying Notes. MD&A is organized in the following sections:

•	Overview

•	Summary of 2013 Results

•	Economic Conditions, Challenges and Risks

•	Results of Operations

•	Segment Results

•	Cash Flow, Financial Condition and Liquidity

•	Significant Accounting Policies and Estimates

•	Other Information
Throughout MD&A, we refer to measures used by management to evaluate performance, including unit volume growth, net sales and net earnings. We also refer to a number of financial measures that are not defined under accounting principles generally accepted in the United States of America (U.S. GAAP), including organic sales growth, core earnings per share (Core EPS), free cash flow and free cash flow productivity. Organic sales growth is net sales growth excluding the impacts of foreign exchange, acquisitions and divestitures. Core EPS is diluted net earnings per share from continuing operations excluding certain specified charges and gains. Free cash flow is operating cash flow less capital spending. Free cash flow productivity is the ratio of free cash flow to net earnings. We believe these measures provide our investors with additional information about our underlying results and trends, as well as insight to some of the metrics used to evaluate management. The explanation at the end of MD&A provides more details on the use and derivation of these measures.
Management also uses certain market share and market consumption estimates to evaluate performance relative to competition despite some limitations on the availability and comparability of share and consumption information. References to market share and market consumption in MD&A are based on a combination of vendor-reported consumption and market size data, as well as internal estimates. All market share references represent the percentage of sales in dollar terms on a constant currency basis of our products, relative to all product sales in the category and are measured on an annual basis versus the prior 12 month period. References to competitive activity include promotional and product initiatives from our competitors.

OVERVIEW
P&G is a global leader in retail goods focused on providing branded consumer packaged goods of superior quality and value to our consumers around the world. Our products are sold in more than 180 countries and territories primarily through mass merchandisers, grocery stores, membership club stores, drug stores, department stores, salons and high-frequency stores. We continue to expand our presence in other channels, including perfumeries, pharmacies and e-commerce. We have on-the-ground operations in approximately 70 countries.
Our market environment is highly competitive with global, regional and local competitors. In many of the markets and industry segments in which we sell our products, we compete against other branded products as well as retailers' private-label brands. Additionally, many of the product segments in which we compete are differentiated by price tiers (referred to as super-premium, premium, mid-tier and value-tier products). We are well positioned in the industry segments and markets in which we operate, often holding a leadership or significant market share position.

ORGANIZATIONAL STRUCTURE
Our organizational structure is comprised of Global Business Units (GBUs), Global Operations, Global Business Services (GBS) and Corporate Functions (CF).
Global Business Units
Under U.S. GAAP, the GBUs are aggregated into five reportable segments: Beauty; Grooming; Health Care; Fabric Care and Home Care; and Baby, Feminine, and Family Care. The GBUs are responsible for developing overall brand strategy, new product upgrades and innovations and marketing plans. The following provides additional detail on our reportable segments and the key product categories and brand composition within each segment.

Reportable Segment	% of Net Sales*	% of Net Earnings*	GBUs (Categories)	Billion Dollar Brands
Beauty	24%	21%	Beauty Care (Antiperspirant and Deodorant, Cosmetics, Personal Cleansing, Skin Care); Hair Care and Color; Prestige (SK-II, Fragrances); Salon Professional	Head & Shoulders, Olay, Pantene, SK-II, Wella
Grooming	9%	16%	Shave Care (Blades and Razors, Pre- and Post-Shave Products); Braun and Appliances	Fusion, Gillette, Mach3, Prestobarba
Health Care	11%	10%	Personal Health Care (Gastrointestinal, Rapid Diagnostics, Respiratory, Other Personal Health Care, Vitamins/Minerals/Supplements); Oral Care (Toothbrush, Toothpaste, Other Oral Care); Pet Care	Crest, Iams, Oral-B, Vicks
Fabric Care and Home Care	30%	27%	Fabric Care (Bleach and Laundry Additives, Fabric Enhancers, Laundry Detergents); Home Care (Air Care, Dish Care, Surface Care); Personal Power (Batteries); Professional	Ace, Ariel, Dawn, Downy, Duracell, Febreze, Gain, Tide
Baby, Feminine and Family Care	26%	26%	Baby Care (Baby Wipes, Diapers and Pants); Feminine Care (Feminine Care, Incontinence); Family Care (Paper Towels, Tissues, Toilet Paper)	Always, Bounty, Charmin, Pampers
* Percent of net sales and net earnings from continuing operations for the year ended June 30, 2013 (excluding results held in Corporate).

Recent Developments: In fiscal 2012, we completed the divestiture of our snacks business to The Kellogg Company. In accordance with the applicable accounting guidance for the disposal of long-lived assets, the results of our snacks business are presented as discontinued operations in 2012 and, as such, have been excluded from continuing operations and from segment results for all periods presented.
Beauty: We are a global market leader in the beauty category. Most of the beauty markets in which we compete are highly fragmented with a large number of global and local competitors. We compete in beauty care, hair care and color and prestige. In beauty care, we offer a wide variety of products, ranging from deodorants to cosmetics to skin care, such as our Olay brand, which is the top facial skin care brand in the world with approximately 10% global market share. In hair care and color, we compete in both the retail and salon professional channels. We are the global market leader in the hair care and color market with over 20% global market share behind our Pantene and Head & Shoulders brands. In the prestige channel, we compete primarily with our prestige fragrances and the SK-II brand. We are the global market leader in prestige fragrances, primarily behind our Dolce & Gabbana, Gucci and Hugo Boss fragrance brands.

Grooming: We are the global market leader in the blades and razors market globally and in nearly all of the geographies in which we compete. Our global blades and razors market share is approximately 70%, primarily behind the Gillette franchise including Fusion, Mach3, Prestobarba and Venus. Our electronic hair removal devices, such as electric razors and epilators, are sold under the Braun brand in a number of markets around the world where we compete against both global and regional competitors. We hold over 20% of the male shavers market and over 40% of the female epilators market.
Health Care: We compete in oral care, personal health care and pet care. In oral care, there are several global competitors in the market and we have the number two market share position with approximately 20% global market share. In personal health care, we are the global market leader in nonprescription heartburn medications behind our Prilosec OTC brand and in respiratory treatments behind our Vicks brand. Nearly all of our sales outside the U.S in personal health are generated through the PGT Healthcare partnership with Teva Pharmaceuticals Ltd. In pet care, we compete in several markets primarily in the premium pet care segment, with the Iams and Eukanuba brands. The vast majority of our pet care business is in North America, where we have over 5% market share.

Fabric Care and Home Care: This segment is comprised of a variety of fabric care products, including: laundry detergents, additives and fabric enhancers; home care products, including dishwashing liquids and detergents, surface cleaners and air fresheners; and batteries. In fabric care, we generally have the number one or number two share position in the markets in which we compete and are the global market leader, with over 25% global market share, primarily behind our Tide, Ariel and Downy brands. Our global home care market share is approximately 20% across the categories in which we compete. In batteries, we have over 25% global battery market share, behind our Duracell brand.
Baby, Feminine and Family Care: In baby care, we compete mainly in diapers, pants and baby wipes, with approximately 35% global market share. We are the number one or number two baby care competitor in most of the key markets in which we compete, primarily behind Pampers, the Company's largest brand, with annual net sales of more than $10 billion. We are the global market leader in the feminine care category with over 30% global market share. Our family care business is predominantly a North American business comprised largely of the Bounty paper towel and Charmin toilet paper brands. U.S. market shares are approximately 45% for Bounty and over 25% for Charmin.
Global Operations
Global Operations is comprised of our Market Development Organization (MDO), which is responsible for developing go-to-market plans at the local level. The MDO includes dedicated retail customer, trade channel and country-specific teams. It is organized along five geographic regions: North America, Western Europe, Central & Eastern Europe/Middle East/Africa (CEEMEA), Latin America and Asia, which is comprised of Japan, Greater China and ASEAN/Australia/India/Korea (AAIK). Throughout MD&A, we reference business results in developing markets, which we define as the aggregate of CEEMEA, Latin America, AAIK and Greater China, and developed markets, which are comprised of North America, Western Europe and Japan.
Global Business Services
GBS provides technology, processes and standard data tools to enable the GBUs and the MDO to better understand the business and better serve consumers and customers. The GBS organization is responsible for providing world-class solutions at a low cost and with minimal capital investment.
Corporate Functions
CF provides Company-level strategy and portfolio analysis, corporate accounting, treasury, tax, external relations, governance, human resources and legal, as well as other centralized functional support.

STRATEGIC FOCUS
We are focused on strategies that we believe are right for the long-term health of the Company with the objective of delivering total shareholder return in the top one-third of our peer group.
We are focusing our resources on our leading, most profitable categories and markets.

•	We will focus on our core markets, such as the U.S., to strengthen and grow these businesses.

•	We will focus our developing market investments on the categories and countries with the largest size of prize and highest likelihood of winning.

•	We will focus the portfolio, allocating resources to businesses where we can create disproportionate value.
To create flexibility to fund our growth efforts and deliver our financial commitments, we are working to make productivity a core strength for P&G. We have taken significant steps to accelerate cost savings, including a five-year cost savings initiative which was announced in February 2012. The cost savings program covers all elements of costs including cost of goods sold, marketing expense and non-manufacturing overhead.
Innovation has always been - and continues to be - P&G's lifeblood. To consistently win with consumers around the world across price tiers and preferences and to consistently win versus our best competitors, each P&G product category needs a full portfolio of innovation, including a mix of commercial programs, product improvements and game-changing innovations.
Finally, we are focused on improving operating discipline in everything we do. Executing better than our competitors is how we win with customers and consumers and generate leadership returns for our shareholders.
Given current market growth rates, the Company expects the consistent delivery of the following annual financial targets will result in total shareholder returns in the top third of the competitive peer group:

•	Grow organic sales modestly above market growth rates in the categories and geographies in which we compete,

•	Deliver Core EPS growth of high single digits, and

•	Generate free cash flow productivity of 90% or greater.

SUMMARY OF 2013 RESULTS

Amounts in millions, except per share amounts	2013	Change vs. Prior Year	2012	Change vs. Prior Year	2011
Net sales	$84,167	1%	$83,680	3%	$81,104
Operating income	14,481	9%	13,292	(14)%	15,495
Net earnings from continuing operations	11,402	22%	9,317	(20)%	11,698
Net earnings from discontinued operations	—	(100)%	1,587	593%	229
Net earnings attributable to Procter & Gamble	11,312	5%	10,756	(9)%	11,797
Diluted net earnings per common share	3.86	5%	3.66	(7)%	3.93
Diluted net earnings per share from continuing operations	3.86	24%	3.12	(19)%	3.85
Core earnings per common share	4.05	5%	3.85	(1)%	3.87

•	Net sales increased 1% to $84.2 billion.

◦	Organic sales increased 3%.

◦	Unit volume increased 2% due to low single-digit increases in both developing and developed regions.

•	Net earnings attributable to Procter & Gamble were $11.3 billion, an increase of $556 million or 5% versus the prior year period.

◦
Net earnings from continuing operations increased $2.1 billion, or 22%, to $11.4 billion. The combination of the net year-over-year impact of acquisition and divestiture gains and the net year-over-year decline in impairment charges drove $1.9 billion of the increase. The remaining increase was largely due to net sales growth and gross margin expansion.

◦
Net earnings from discontinued operations decreased $1.6 billion due to the gain on the sale of the snacks business and the earnings of the snacks business prior to the divestiture in the prior year period.

•	Diluted net earnings per share increased 5% to $3.86.

◦	Diluted net earnings per share from continuing operations increased 24% to $3.86.

◦	Core EPS increased 5% to $4.05.

•	Cash flow from operating activities was $14.9 billion.

◦	Free cash flow was $10.9 billion.

◦	Free cash flow productivity was 95%.

ECONOMIC CONDITIONS, CHALLENGES AND RISKS
We discuss expectations regarding future performance, events and outcomes, such as our business outlook and objectives, in annual and quarterly reports, press releases and other written and oral communications. All such statements, except for historical and present factual information, are "forward-looking statements" and are based on financial data and our business plans available only as of the time the statements are made, which may become out-of-date or incomplete. We assume no obligation to update any forward-looking statements as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain and investors must recognize that events could be significantly different from our expectations. For more information on risks that could impact our results, refer to Item 1A Risk Factors in this 10-K.
Ability to Achieve Business Plans. We are a consumer products company and rely on continued demand for our brands and products. To achieve business goals, we must develop and sell products that appeal to consumers and retail trade customers. Our continued success is dependent on leading-edge innovation with respect to both products and operations, on the continued positive reputations of our brands and our ability to successfully maintain trademark protection. This means we must be able to obtain patents and trademarks, and respond to technological advances and patents granted to competition. Our success is also dependent on effective sales, advertising and marketing programs. Our ability to innovate and execute in these areas will determine the extent to which we are able to grow existing net sales and volume profitably, especially with respect to the product categories and geographic markets (including developing markets) in which we have chosen to focus. There are high levels of competitive activity in the environments in which we operate. To address these challenges, we must respond to competitive factors, including pricing, promotional incentives, trade terms and product initiatives. We must manage each of these factors, as well as maintain mutually beneficial relationships with our key customers, in order to effectively compete and achieve our business plans.
As a company that manages a portfolio of consumer brands, our ongoing business model involves a certain level of ongoing acquisition, divestiture and joint venture activities. We must be able to successfully manage the impacts of these activities, while at the same time delivering against base business objectives.
Daily conduct of our business also depends on our ability to maintain key information technology systems, including systems operated by third-party suppliers and to maintain security over our data.
Cost Pressures. Our costs are subject to fluctuations, particularly due to changes in commodity prices, raw materials, labor costs, foreign exchange and interest rates. Therefore, our success is dependent, in part, on our continued ability to manage these fluctuations through pricing actions, cost savings projects, sourcing decisions and certain hedging transactions, as well as consistent productivity improvements. We also must manage our debt and currency exposure, especially in certain countries with currency exchange controls, such as Venezuela, China, India, Egypt and Argentina. We need to maintain key manufacturing and supply arrangements, including sole supplier and manufacturing plant arrangements, and successfully manage any disruptions at Company manufacturing sites. We must implement, achieve and sustain cost improvement plans, including our outsourcing projects and those related to general overhead and workforce optimization. Successfully managing these changes, including identifying, developing and retaining key employees, is critical to our success.
Global Economic Conditions. Demand for our products has a correlation to global macroeconomic factors. The current macroeconomic factors remain dynamic. Economic changes, terrorist activity, political unrest and natural disasters may result in business interruption, inflation, deflation or decreased demand for our products. Our success will depend, in part, on our ability to manage continued global political and/or economic uncertainty, especially in our significant geographic markets, due to terrorist and other hostile activities or natural disasters. We could also be negatively impacted by a global, regional or national economic crisis, including sovereign risk in the event of a deterioration in the credit worthiness of, or a default by local governments, resulting in a disruption of credit markets. Such events could negatively impact our ability to collect receipts due from governments, including refunds of value added taxes, create significant credit risks relative to our local customers and depository institutions and/or negatively impact our overall liquidity. Additionally, changes in exchange controls and other limits could impact our ability to repatriate earnings from overseas.
Regulatory Environment. Changes in laws, regulations and the related interpretations may alter the environment in which we do business. This includes changes in environmental, competitive and product-related laws, as well as changes in accounting standards and tax laws or the enforcement thereof. Our ability to manage regulatory, tax and legal matters (including, but not limited to, product liability, patent and other intellectual property matters) and to resolve pending legal matters within current estimates may impact our results.

RESULTS OF OPERATIONS
The key metrics included in our discussion of our consolidated results of operations include net sales, gross margin, selling, general and administrative expenses (SG&A), other non-operating items and income taxes. The primary factors driving year-over-year changes in net sales include overall market growth in the categories in which we compete, product initiatives, geographic expansion and acquisition and divestiture activity, all of which drive changes in our underlying unit volume, as well as pricing actions (which can also indirectly impact volume), changes in product and geographic mix and foreign currency impacts on sales outside the U.S.

Most of our cost of products sold and SG&A are to some extent variable in nature. Accordingly, our discussion of these operating costs focuses primarily on relative margins rather than the absolute year-over-year changes in total costs. The primary drivers of changes in gross margin are input costs (energy and other commodities), pricing impacts, product and geographic mix (for example, gross margins in developed markets are generally higher than in developing markets for similar products), the impacts of manufacturing savings projects and to a lesser extent scale impacts (for costs that are fixed or less variable in nature). The primary drivers of SG&A are marketing-related costs and overhead costs. Marketing-related costs are primarily variable in nature, although we do achieve some level of scale benefit over time due to overall growth and other marketing efficiencies. Overhead costs are also variable in nature, but on a relative basis, less so than marketing costs due to our ability to leverage our organization and systems infrastructures to support business growth. Accordingly, we generally experience more scale-related impacts for these costs.
In February and November 2012, the Company made announcements related to a productivity and cost savings plan to reduce costs in the areas of supply chain, research and development, marketing and overhead expenses. The plan is designed to accelerate cost reductions by streamlining management decision making, manufacturing and other work processes in order to help fund the Company's growth strategy. The Company expects to incur in excess of $3.5 billion in before-tax restructuring costs over a five-year period (fiscal 2012 through fiscal 2016) as part of this plan. Overall, the costs are expected to deliver in excess of $2.0 billion in before-tax annual savings.
Net Sales
Fiscal year 2013 compared with fiscal year 2012
Net sales increased 1% to $84.2 billion in 2013 on a 2% increase in unit volume. Volume in Fabric Care and Home Care, Health Care, and Baby, Feminine and Family Care grew low single digits. Beauty volume was in line with the prior year. Grooming volume decreased low single digits. Volume grew low single digits in both developed and developing regions. The impact of overall global market growth was partially offset by market share declines in certain categories. Price increases added 1% to net sales, driven by price increases across all business segments, primarily executed in prior periods to offset cost increases and devaluing developing market currencies. Foreign exchange reduced net sales by 2%. Organic sales growth was 3% driven by both volume and price increases.
Fiscal year 2012 compared with fiscal year 2011
Net sales increased 3% to $83.7 billion in 2012 on unit volume that was consistent with the prior year period. Difficult macroeconomic conditions caused a slowdown in market growth in fiscal 2012, particularly in developed markets. In addition, we initiated a number of price increases across each reportable segment in fiscal 2012, in large part to recover the rising cost of commodities and currency devaluations. These factors negatively impacted volume growth in 2012, but the price increases led to higher overall sales. Volume grew low single digits in Beauty, Grooming and Baby, Feminine and Family Care. Fabric Care and Home Care and Health Care volume decreased low single digits. Volume grew mid-single digits in developing regions and was down low single digits in developed regions. The impact of overall global market growth was partially offset by market share declines in certain categories. Price increases added 4% to net sales, driven by price increases across all business segments and regions, primarily to help offset commodity costs and devaluing currencies in certain developing markets. Mix reduced net sales by 1% due to unfavorable geographic mix across the Beauty, Grooming, Fabric Care and Home Care and Baby, Feminine and Family Care reportable segments and unfavorable product mix. Foreign exchange was neutral to net sales. Organic sales growth was 3% driven by price increases.

Operating Costs

Comparisons as a percentage of net sales; Years ended June 30	2013	Basis Point Change	2012	Basis Point Change	2011
Gross margin	49.6%	30	49.3%	(160)	50.9%
Selling, general and administrative expense	32.0%	50	31.5%	(30)	31.8%
Goodwill and indefinite-lived intangible asset and impairment charges	0.4%	(150)	1.9%	190	—%
Operating margin	17.2%	130	15.9%	(320)	19.1%
Earnings from continuing operations before income taxes	17.6%	230	15.3%	(320)	18.5%
Net earnings from continuing operations	13.5%	240	11.1%	(330)	14.4%
Net earnings attributable to Procter & Gamble	13.4%	50	12.9%	(170)	14.6%

Fiscal year 2013 compared with fiscal year 2012
Gross margin expanded 30 basis points in 2013 to 49.6% of net sales, driven by higher pricing and manufacturing cost savings, partially offset by negative mix and higher commodity costs. Gross margin was positively impacted by 70 basis points from higher pricing and approximately 160 basis points from manufacturing cost savings. Gross margin was negatively impacted by 160 basis points from negative geographic and product mix behind disproportionate growth in developing regions and mid-tier products, both of which have lower gross margins than the Company average. Gross margin was also reduced by capacity investments and to a lesser extent by foreign exchange impacts and higher commodity costs.
Total SG&A increased 2% to $27.0 billion in 2013, driven by a charge for the balance sheet impact from the devaluation of the official foreign exchange rate in Venezuela and an increase in marketing spending, partially offset by reduced overhead costs as a result of the productivity and cost savings plan. SG&A as a percentage of net sales increased 50 basis points to 32.0% largely due to a 40 basis point impact from the Venezuela devaluation charge and a 10 basis point increase in marketing spending as a percentage of net sales. Overhead costs as a percentage of net sales declined 20 basis points, as a 70-basis point benefit from our productivity and cost savings plan and 20 basis points of lower restructuring costs were largely offset by the impact of foreign exchange. This was due to a higher portion of SG&A spending in strengthening currencies as compared to net sales, higher employee wages and benefit costs and increased merchandising investments.
In fiscal 2013 we incurred impairment charges of $308 million ($290 million after-tax) related to the carrying value of goodwill in our Appliances business and the related Braun trade name intangible asset. In fiscal 2012 we incurred impairment charges of $1.6 billion ($1.5 billion after-tax) related to the carrying values of goodwill in our Appliances and Salon Professional businesses and our Koleston Perfect and Wella indefinite-lived intangible assets, which are part of our Salon Professional business. See Note 2 to our Consolidated Financial Statements for more details, including factors leading to the impairment charges. Since goodwill is included in Corporate for internal management and segment reporting, the goodwill impairment charges are included in the Corporate segment. The indefinite-lived intangible asset impairments are also included in the Corporate segment for management and segment reporting.
Fiscal year 2012 compared with fiscal year 2011
Gross margin contracted 160 basis points in 2012 to 49.3% of net sales. The reduction in gross margin was driven mainly by a 230-basis point impact from higher commodity and energy costs. Gross margin was also negatively impacted by 200 basis points from negative geographic and product mix and by 30 basis points from the impact of increased restructuring spending due to the productivity and cost savings plan. The negative mix resulted from disproportionate growth in developing regions, as developing regions have lower relative gross margins than developed regions. These impacts were partially offset by a 200-basis point impact from increased pricing and a 140-basis point impact from manufacturing cost savings.
Total SG&A increased 3% to $26.4 billion in 2012, driven by higher marketing spending to support initiative activity and a $510 million increase in restructuring spending from our productivity and cost savings plan, partially offset by a reduction in competition law fines (see Item 3 of Form 10-K filed August 8, 2013 and Note 11 to our Consolidated Financial Statements), which were $303 million in 2011 compared to $75 million in 2012. SG&A as a percentage of net sales decreased 30 basis points to 31.5%, as reduced competition law fines and the impact of increased scale leverage on marketing and overhead costs from higher sales were partially offset by 60 basis points of incremental restructuring costs.
Non-Operating Items
Fiscal year 2013 compared with fiscal year 2012
Interest expense decreased 13% in 2013 to $667 million, due to lower interest rates on floating-rate debt. Interest income increased 13% in 2013 to $87 million, due to an increase in cash, cash equivalents and debt securities. Other non-operating income, net primarily includes divestiture gains and investment income. Other non-operating income increased $757 million to $942 million in 2013 mainly due to net acquisition and divestiture activities. A holding gain of $631 million resulting from the purchase of the balance of P&G's Baby Care and Feminine Care joint venture in Iberia and a gain of approximately $250 million from the sale of our Italian bleach business, both in the current year, were partially offset by a $130 million divestiture gain from the PUR water filtration business in the prior year period.
Fiscal year 2012 compared with fiscal year 2011
In 2012, interest expense decreased 7% to $769 million, due to lower interest rates on floating-rate debt and a decrease in average debt outstanding. Interest income increased 24% in 2012 to $77 million, due to an increase in cash, cash equivalents and debt securities. Other non-operating income, net decreased $86 million to $185 million in 2012 mainly behind the impact of minor brand divestitures. A divestiture gain from the sale of the PUR water filtration brand in fiscal 2012 was less than the Zest and Infasil divestiture gains in fiscal 2011.

Income Taxes
Fiscal year 2013 compared with fiscal year 2012
The effective tax rate on continuing operations decreased 390 basis points to 23.2% in 2013. The primary drivers of this rate decline were as follows:

•
Approximately 210 basis points due to the non-deductibility of impairment charges related to our Appliances and Salon Professional businesses, which were higher in the base period versus the current year.

•
Approximately 100 basis points due to the tax impacts from acquisition and divestiture activity (primarily the non-taxable gain on the purchase of the balance of the Baby Care and Feminine Care joint venture in Iberia).

•
Approximately 50 basis points due to the net impact of favorable discrete adjustments related to uncertain income tax positions. The current year net benefit was $275, or 180 basis points, versus a net benefit of 130 basis points in the prior year.

•	Approximately 20 basis points from the impact of the Venezuela currency devaluation.
Fiscal year 2012 compared with fiscal year 2011
In 2012, the effective tax rate on continuing operations increased 510 basis points to 27.1% primarily due to a 250-basis point impact from the non-deductibility of impairment charges in fiscal 2012 and the net impact of favorable discrete adjustments related to uncertain income tax positions, which drove 250 basis points of the tax rate difference. The net benefit from favorable discrete adjustments was $165 million in fiscal 2012, which netted to 130 basis points, versus 380 basis points of net benefits in fiscal 2011.
Net Earnings
Fiscal year 2013 compared with fiscal year 2012
Net earnings from continuing operations increased $2.1 billion or 22% to $11.4 billion in 2013. The combination of the net year-over-year impact of acquisition and divestiture gains and the net year-over-year decline in impairment charges drove $1.9 billion of the increase. Earnings also increased due to the increase in net sales and the 30-basis point gross margin expansion in the current year.
Net earnings from discontinued operations decreased $1.6 billion in 2013 due to the gain on the divestiture of the snacks business and the earnings from the snacks business prior to the divestiture in the prior year period. Net earnings attributable to Procter & Gamble increased $556 million, or 5% to $11.3 billion.
Diluted net earnings per share from continuing operations increased 24% to $3.86 due to the increase in net earnings and a reduction in shares outstanding. The number of shares outstanding decreased due to $6.0 billion of treasury share repurchases under our publicly announced share repurchase program, partially offset by shares issued under share-based compensation plans. Diluted net earnings per share from discontinued operations was $0.54 in the prior year period (zero in the current period) due to the gain on the divestiture of the snacks business and earnings of the snacks business prior to the divestiture. Diluted net earnings per share increased 5% to $3.86.
Core EPS increased 5% to $4.05 primarily due to increased net sales, gross margin expansion and the reduction in shares outstanding. Core EPS represents diluted net earnings per share from continuing operations excluding the current period charge for the balance sheet impact from the devaluation of the official foreign exchange rate in Venezuela, the current year holding gain on the purchase of the balance of our Iberian joint venture and charges in both years for European legal matters, incremental restructuring related to our productivity and cost savings plan and impairments of goodwill and indefinite-lived intangible assets.
Fiscal year 2012 compared with fiscal year 2011
In 2012, net earnings from continuing operations decreased 20% to $9.3 billion as an increase in net sales was more than offset by the impact of impairment charges, incremental restructuring charges and an increase in income taxes. Operating margin declined 320 basis points due primarily to a 190-basis point impact from goodwill and intangible assets impairment charges in our Appliances and Salon Professional businesses and an 85-basis point impact from incremental restructuring charges. The impact of higher commodity costs and negative product mix was largely offset by higher pricing, manufacturing cost savings and increased scale leverage.
Net earnings from discontinued operations increased $1.4 billion in 2012 due to the gain on the divestiture of the snacks business. Net earnings attributable to Procter & Gamble declined 9% to $10.8 billion.
Diluted net earnings per share from continuing operations decreased 19% in 2012 to $3.12 due to the decline in net earnings, partially offset by a reduction in shares outstanding. The reduction in the number of shares outstanding was driven by treasury share repurchases of $4.0 billion, which were made under our publicly announced share repurchase program, partially offset by shares issued under share-based compensation plans. Diluted net earnings per share from discontinued operations increased $0.46 due to the gain on the divestiture of the snacks business, partially offset by a decrease in the earnings of the snacks business prior to the divestiture. Diluted net earnings per share decreased 7% from the prior year to $3.66 in fiscal 2012. Core EPS in 2012 decreased 1% to $3.85.
Venezuela Currency Impacts
Venezuela is a highly inflationary economy under U.S. GAAP. As a result, the U.S. dollar is the functional currency for our subsidiaries in Venezuela. Any currency remeasurement adjustments for non-dollar denominated monetary assets and liabilities held by these subsidiaries and other transactional foreign exchange gains and losses are reflected in earnings.
The Venezuelan government has established one official exchange rate for qualifying dividends and imported goods and services. That rate was equal to 4.3 Bolivares Fuertes (VEF) to one U.S. dollar through February 12, 2013. Effective February 13, 2013, the Venezuelan government devalued its currency relative to the U.S. dollar from 4.3 to 6.3 (official rate). The remeasurement of our balance sheets in 2013 to reflect the impact of the devaluation resulted in a net after-tax charge of $236 million ($0.08 per share).  There will also be an ongoing impact related to translating our income statement at the new exchange rates.  Moving from the 4.3 rate to the 6.3 rate will reduce future total Company reported net sales by less than 1% on a going basis.  This does not impact our organic sales growth rate, which excludes the impact of foreign currency changes.  Versus our existing business plans, the exchange rate change reduced our reported earnings per share by approximately $0.04 per share in 2013.
Transactions at the official exchange rate are subject to CADIVI (Venezuelan government's Foreign Exchange Administrative Commission). Our overall results in Venezuela are reflected in our Consolidated Financial Statements at the official rate, which is currently the rate expected to be applicable to dividend repatriations.
In addition to the official exchange rate, there had been a parallel exchange market (SITME) that was controlled by the Central Bank of Venezuela as the only legal intermediary to execute foreign exchange transactions outside of CADIVI. The published rate was 5.3 through February 12, 2013. The notional amount of transactions that ran through this foreign exchange rate for nonessential goods was restrictive, which for us essentially eliminated our ability to access any foreign exchange rate other than the official CADIVI rate to pay for imported goods and/or manage our local monetary asset balances. When the government devalued its currency in February, 2013, it also eliminated SITME, but established a new exchange rate market program, referred to as SICAD.  As of June 30, 2013, there is little official information available on the new auction process or the underlying auction rates.
As of June 30, 2013, we had net monetary assets denominated in local currency of $913 million. Local currency balances decreased 14% since June 30, 2012 due to the impact of the February 2013 devaluation and an increase in payments by the government through CADIVI, partially offset by an increase in the net amount of indirect value added taxes (VAT) receivable from the government from goods receipts and shipments. Prior to the February 2013 devaluation, a portion of our net monetary assets denominated in local currency was remeasured using the SITME rate because we planned to use that amount of the net assets (largely cash) to satisfy U.S. dollar denominated liabilities that do not qualify for official rate dollars. The remaining net monetary asset balances had been reflected within our Consolidated Financial Statements at the 4.3 official exchange rate. However, as noted in the preceding paragraph, the parallel SITME market was eliminated at the time of the February 2013 devaluation, and there is little information available on the SICAD mechanism.  Accordingly, all of our net monetary assets are measured at the official 6.3 exchange rate at June 30, 2013.
Additionally, the Venezuelan government enacted a price control law during the second half of fiscal 2012 that negatively impacted the net selling prices of certain products sold in Venezuela.
Depending on the ultimate transparency and liquidity of the SICAD market, it is possible that we may remeasure a portion of our net monetary balances (the amount of the net assets needed to satisfy U.S. dollar denominated liabilities that do not qualify for official rate dollars, approximately $240 million as of June 30, 2013) at the SICAD rate. This would result in an additional devaluation charge. Over time, we intend to restore net sales and profit to levels achieved prior to the devaluation. However, our ability to do so will be impacted by several factors. These include the Company's ability to mitigate the effect of the recently enacted price controls, any potential future devaluation, any further Venezuelan government price or exchange controls, economic conditions and the availability of raw materials and utilities. In addition, depending on the future availability of U.S. dollars at the official rate, our local U.S. dollar needs, our overall repatriation plans, the creditworthiness of the local depository institutions and other creditors and our ability to collect amounts due from customers and the government, including VAT receivable, we may have exposure for our local monetary assets. We also have devaluation exposure for the differential between the current and potential future official exchange rates.

SEGMENT RESULTS
Segment results reflect information on the same basis we use for internal management reporting and performance evaluation. The results of these reportable segments do not include certain non-business unit specific costs such as interest expense, investing activities and certain restructuring and asset impairment costs. These costs are reported in our Corporate segment and are included as part of our Corporate segment discussion. Additionally, as described in Note 12 to the Consolidated Financial Statements, we have investments in certain companies over which we exert significant influence, but do not control the financial and operating decisions and, therefore, do not consolidate these companies for U.S. GAAP purposes ("unconsolidated entities"). Given that certain of these investments are managed as integral parts of the Company's business units, they are accounted for as if they were consolidated subsidiaries for management and segment reporting purposes. This means pre-tax earnings in the business units include 100% of each pre-tax income statement component. In determining after-tax earnings in the business units, we eliminate the share of earnings applicable to other ownership interests, in a manner similar to noncontrolling interest, and apply the statutory tax rates. Eliminations to adjust each line item to U.S. GAAP are included in our Corporate segment. All references to net earnings throughout the discussion of segment results refer to net earnings from continuing operations.

	Net Sales Change Drivers (2013 vs. 2012)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other	Net Sales Growth
Beauty	0%	0%	-2%	2%	-1%	-1%	-2%
Grooming	-1%	0%	-4%	2%	0%	-1%	-4%
Health Care	3%	3%	-2%	3%	-1%	1%	4%
Fabric Care and Home Care	3%	3%	-3%	1%	0%	0%	1%
Baby, Feminine and Family Care	3%	3%	-3%	1%	0%	0%	1%
TOTAL COMPANY	2%	2%	-2%	1%	0%	0%	1%

	Net Sales Change Drivers (2012 vs. 2011)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other	Net Sales Growth
Beauty	2%	2%	0%	3%	-3%	0%	2%
Grooming	1%	1%	-1%	2%	-1%	0%	1%
Health Care	-1%	-2%	0%	3%	0%	0%	2%
Fabric Care and Home Care	-1%	-1%	0%	6%	-2%	0%	3%
Baby, Feminine and Family Care	2%	2%	-1%	5%	-1%	0%	5%
TOTAL COMPANY	0%	0%	0%	4%	-1%	0%	3%
Net sales percentage changes are approximations based on quantitative formulas that are consistently applied. Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

BEAUTY

($ millions)	2013	Change vs 2012	2012	Change vs 2011
Volume	n/a	0%	n/a	+2%
Net sales	$19,956	-2%	$20,318	+2%
Net earnings	$2,474	+4%	$2,390	-6%
% of Net Sales	12.4%	60 bps	11.8%	(100) bps
Fiscal year 2013 compared with fiscal year 2012
Beauty net sales decreased 2% to $20.0 billion in 2013 on unit volume that was in line with the prior year period. Organic sales increased 1%. Price increases contributed 2% to net sales growth. Unfavorable geographic mix reduced net sales by 1% due to disproportionate growth in developing regions, which have lower than segment average selling prices. Unfavorable foreign exchange reduced net sales by 2%. The mix impact of minor brand divestitures reduced net sales by 1%. Global market share of the Beauty segment decreased 0.5 points. Volume increased low single digits in developing markets and decreased low single digits in developed regions. Volume in Hair Care and Color was in line with the prior year period due to a low single-digit increase in developing regions from market growth and innovation offset by a low single-digit decline in developed regions from reduced shipments as a result of price gaps versus competition. Global market share of the hair care and color category was down more than half a point. Volume in Beauty Care was in line with the prior year period. A low single-digit volume increase in personal cleansing and a mid-single-digit increase in deodorants, driven by innovation and market growth in developing regions, was offset by a mid-single-digit decline in facial skin care, where global market share decreased about a point. Volume in Salon Professional was in line with the prior year period due to mid-single-digit growth in developing markets behind new innovations, offset by a low single-digit decline in developed regions from market contraction. Volume in Prestige was in line with the prior year period due to minor brand divestitures and market contraction in Western Europe, offset by innovation and market growth in developing markets. Organic volume in Prestige increased low single digits.
Net earnings increased 4% to $2.5 billion, as lower net sales were more than offset by a 60-basis point increase in net earnings margin. Net earnings margin increased due to gross margin expansion, a decrease in SG&A as a percentage of sales and a lower effective tax rate. Gross margin increased behind manufacturing cost savings and higher pricing. SG&A as a percentage of net sales declined largely due to reduced overhead spending. The effective tax rate declined due to the geographic mix of earnings.
Fiscal year 2012 compared with fiscal year 2011
Beauty net sales increased 2% to $20.3 billion in 2012 on unit volume growth of 2%. Organic sales also grew 2% on 2% organic volume growth. Price increases contributed 3% to net sales growth. Mix negatively impacted net sales by 3% behind a decrease in Salon Professional and disproportionate growth in developing regions, which have lower than segment average selling prices. Global market share of the Beauty segment decreased 0.3 points. Volume increased mid-single digits in developing regions while developed region volume decreased low single digits. Volume in Hair Care and Color grew mid-single digits behind high single-digit growth in developing regions led by Pantene initiatives and Head & Shoulders geographic expansion. Volume in developed regions was down low single digits due to competitive activity. Global market share of the hair care category was unchanged. Volume in Beauty Care decreased mid-single digits due to the Zest and Infasil divestitures and the impact of competitive activity in North America and Western Europe which contributed to about half a point of global share loss. Volume in Salon Professional was down high single digits mainly due to market contraction in Europe and the impact of competitive activity. Volume in Prestige Products increased mid-single digits driven by initiative activity, partially offset by minor brand divestitures.
Net earnings decreased 6% to $2.4 billion as higher net sales were more than offset by a 100-basis point decrease in net earnings margin. Net earnings margin decreased due to gross margin contraction partially offset by lower SG&A as a percentage of net sales. Gross margin decreased primarily due to an increase in commodity costs and unfavorable geographic and product mix, partially offset by manufacturing cost savings and higher pricing. SG&A as a percentage of net sales decreased due to scale leverage from increased sales.
GROOMING

($ millions)	2013	Change vs 2012	2012	Change vs 2011
Volume	n/a	-1%	n/a	+1%
Net sales	$8,038	-4%	$8,339	+1%
Net earnings	$1,837	+2%	$1,807	+2%
% of Net Sales	22.9%	120 bps	21.7%	10 bps
Fiscal year 2013 compared with fiscal year 2012
Grooming net sales decreased 4% to $8.0 billion in 2013 on a 1% decrease in unit volume. Organic sales were up 2% on organic volume that was in line with the prior year period. Price increases contributed 2% to net sales growth. Unfavorable foreign exchange reduced net sales by 4%. The impact of the Braun household appliances business divestiture reduced net sales by 1%. Global market share of the Grooming segment increased 0.4 points. Volume increased low single digits in developing regions and decreased mid-single digits in developed regions. Shave Care volume increased low single digits due to low single-digit growth in developing regions, primarily behind market growth and innovation expansion, partially offset by a low single-digit decrease in developed regions primarily due to market contraction in Western Europe. Global market share of the blades and razors category was up less than half a point. Volume in Appliances decreased double digits due to the sale of the Braun household appliances business, competitive activity and market contraction. Organic volume in Appliances declined high single digits. Global market share of the appliances category decreased nearly half a point.
Net earnings increased 2% to $1.8 billion due to a 120-basis point increase in net earnings margin, partially offset by the decrease in net sales. Net earnings margin increased primarily due to gross margin expansion. Gross margin increased due to pricing and manufacturing cost savings. SG&A as a percentage of net sales decreased nominally as increased marketing spending was offset by reduced overhead costs.
Fiscal year 2012 compared with fiscal year 2011
Grooming net sales increased 1% to $8.3 billion in 2012 on a 1% increase in unit volume. Organic sales were up 2%. Price increases contributed 2% to net sales growth. Unfavorable geographic and product mix decreased net sales by 1% mainly due to disproportionate growth in developing markets, which have lower than segment average selling prices. Unfavorable foreign exchange decreased net sales growth by 1%. Global market share of the Grooming segment decreased 0.2 points. Volume grew mid-single digits in developing regions due to initiative activity and market growth and decreased low single digits in developed regions primarily due to competitive activity. Volume in Shave Care was up low single digits due to mid-single-digit growth in developing regions behind initiatives, Fusion ProGlide geographic expansion and market growth, partially offset by a low single-digit decrease in developed regions due to market contraction and the impact of competitive activity. Global market share of the blades and razors category was unchanged. Volume in Appliances decreased mid-single digits due to market contraction in Western Europe and the impact of competitive activity. Global market share of the dry shave category was down over 2 points.
Net earnings increased 2% to $1.8 billion due to higher net sales and a 10-basis point increase in net earnings margin. The net earnings margin increase was driven by a decrease in SG&A as a percentage of net sales, largely offset by gross margin contraction. SG&A as a percentage of net sales decreased due to reductions in both overhead and marketing spending. Gross margin decreased primarily due to an increase in commodity costs and unfavorable geographic and product mix, partially offset by price increases.
HEALTH CARE

($ millions)	2013	Change vs 2012	2012	Change vs 2011
Volume	n/a	+3%	n/a	-1%
Net sales	$9,419	+4%	$9,061	+2%
Net earnings	$1,130	+1%	$1,121	-2%
% of Net Sales	12.0%	(40) bps	12.4%	(50) bps
Fiscal year 2013 compared with fiscal year 2012
Health Care net sales increased 4% to $9.4 billion in 2013 on a 3% increase in unit volume. Organic sales were up 5%. Price increases across all regions contributed 3% to net sales growth. Unfavorable geographic and product mix decreased net sales by 1%. Unfavorable foreign exchange reduced net sales by 2%. The mix impact from acquisitions and divestitures increased net sales by 1%. Global market share of the Health Care segment decreased 0.2 points. Volume increased high single digits in developing regions and increased low single digits in developed regions. Oral Care volume increased mid-single digits due to geographic expansion, innovation and market growth. Global market share of the oral care category was down slightly. Volume in Personal Health Care increased mid-single digits partially due to a net increase from prior year acquisition and divestiture activity (the addition of the PGT Healthcare partnership and New Chapter VMS, partially offset by the divestiture of the PuR business). Organic volume increased low single digits primarily due to the launch of ZzzQuil and geographic expansion for Vicks. Pet Care volume decreased mid-single digits due to competitive activity and the impact of product recalls for Natura in developed markets. Volume was in line with the prior year in developing regions. Global market share of the pet care category was down less than half a point.
Net earnings increased 1% to $1.1 billion due to higher net sales partially offset by a 40-basis point decrease in net earnings margin. Net earnings margin decreased due to gross margin contraction and an increase in marketing spending, partially offset by a reduction in overhead spending. Gross margin decreased due to increased commodity costs, supply chain investments and the impact from product recalls on the Natura brand, partially offset by higher pricing and manufacturing cost savings.
Fiscal year 2012 compared with fiscal year 2011
Health Care net sales increased 2% to $9.1 billion in 2012. Unit volume decreased 1%. Organic sales were unchanged. Organic volume decreased 2%. Price increases contributed 3% to net sales growth. Global market share of the Health Care segment decreased 0.5 points. Volume increased low single digits in developing regions and decreased low single digits in developed regions. Oral Care volume was in line with the prior year period as the expansion of Oral-B toothpaste in Western Europe and Latin America was offset by the impact of competitive activity in developed markets and Asia and lost volume following price increases in Asia. Global market share of the oral care category was down slightly. Volume in Personal Health Care increased low single digits driven by the addition of the PGT Healthcare partnership. Organic volume was down low single digits as the benefits from market growth were more than offset by lower shipments of Prilosec OTC in North America. All-outlet value share of the U.S. personal health care market was down slightly. Pet Care volume decreased high single digits due mainly to market contraction and customer inventory reductions. Global market share of the pet care category was down about half a point.
Net earnings decreased 2% to $1.1 billion as higher net sales were more than offset by a 50-basis point decrease in net earnings margin. Net earnings margin decreased due to gross margin contraction, partially offset by lower SG&A as a percentage of net sales. Gross margin declined primarily due to higher commodity costs, partially offset by manufacturing cost savings and price increases. SG&A as a percentage of net sales decreased primarily due to scale leverage from increased sales.
FABRIC CARE AND HOME CARE

($ millions)	2013	Change vs 2012	2012	Change vs 2011
Volume	n/a	+3%	n/a	-1%
Net sales	$25,862	+1%	$25,580	+3%
Net earnings	$3,089	+10%	$2,816	-6%
% of Net Sales	11.9%	90 bps	11.0%	(110) bps
Fiscal year 2013 compared with fiscal year 2012
Fabric Care and Home Care net sales increased 1% in 2013 to $25.9 billion on a 3% increase in unit volume. Organic sales were up 4%. Price increases contributed 1% to net sales growth. Unfavorable foreign exchange reduced net sales by 3%. Global market share of the Fabric Care and Home Care segment decreased 0.4 points. Volume increased mid-single digits in developing regions and low single digits in developed regions. Fabric Care volume increased low single digits behind low single-digit growth in developed regions and mid-single-digit growth in developing regions, driven primarily by Asia. Overall growth due to innovation and market growth was partially offset by the impacts of competitive activity. Global market share of the fabric care category decreased more than half a point. Home Care volume increased mid-single digits driven by a high single-digit increase in developing markets, behind innovation and distribution expansion, and a low single-digit increase in developed markets primarily due to the impact of reduced pricing in North America. Global market share of the home care category was unchanged. Batteries volume increased low single digits due to a mid-single-digit increase in developing regions from market growth and geographic expansion, partially offset by a low single-digit decrease in developed markets due to market contraction and share losses, primarily behind higher pricing in Western Europe to improve the margin structure. Global market share of the batteries category was unchanged.
Net earnings increased 10% to $3.1 billion due to a 90-basis point increase in net earnings margin and the increase in net sales. Net earnings margin increased mainly due to gross margin expansion, partially offset by an increase in SG&A. Gross margin increased due to higher pricing and manufacturing cost savings, partially offset by higher commodity costs. SG&A as a percentage of net sales increased as higher marketing spending was partially offset by reduced overhead costs.
Fiscal year 2012 compared with fiscal year 2011
Fabric Care and Home Care net sales increased 3% to $25.6 billion in 2012. Unit volume decreased 1%. Organic sales were up 3%. Price increases contributed 6% to net sales growth. Mix negatively impacted net sales growth by 2% due to disproportionate growth of mid-tier product lines and developing regions, which have lower than segment average selling prices. Global market share of the Fabric Care and Home Care segment decreased 0.3 points. Volume in developing regions grew mid-single digits, while volume in developed regions decreased mid-single digits. Fabric Care volume decreased low single digits mainly due to the impact of price increases in North America, partially offset by growth in Asia. Global market share of the fabric care category decreased half a point. Home Care volume increased low single digits driven by initiative activity and distribution expansion in developing regions, partially offset by a low single-digit decline in developed regions due to the impact of price increases. Global market share of the home care category was unchanged. Batteries volume decreased low single digits due to market contraction and distribution losses in developed markets, partially offset by market growth and distribution expansion in developing regions. Global market share of the batteries category increased about half a point.
Net earnings decreased 6% to $2.8 billion as net sales growth was more than offset by a 110-basis point decrease in net earnings margin. Net earnings margin decreased primarily due to gross margin contraction. Gross margin decreased mainly due to higher commodity costs and unfavorable product and geographic mix, partially offset by manufacturing cost savings and higher pricing. SG&A as a percentage of net sales decreased nominally as higher marketing costs were largely offset by overhead scale leverage from increased sales.

BABY, FEMININE AND FAMILY CARE

($ millions)	2013	Change vs 2012	2012	Change vs 2011
Volume	n/a	+3%	n/a	+2%
Net sales	$21,787	+1%	$21,527	+5%
Net earnings	$3,047	+4%	$2,927	+7%
% of Net Sales	14.0%	40 bps	13.6%	20 bps
Fiscal year 2013 compared with fiscal year 2012
Baby, Feminine and Family Care net sales increased 1% to $21.8 billion in 2013 on 3% volume growth. Organic sales were up 4%. Pricing added 1% to net sales growth. Unfavorable foreign exchange reduced net sales by 3%. Global market share of the Baby, Feminine and Family Care segment decreased 0.3 points. Volume increased mid-single digits in developing regions and low single digits in developed regions. Volume in Baby Care increased low single digits as a mid-single-digit increase in developing regions from market growth, distribution expansion and innovation, was partially offset by a low single-digit decrease in developed regions due to market contraction and competitive promotional activity, primarily in Western Europe. Global market share of the baby care category decreased nearly half a point. Volume in Feminine Care increased low single digits with mid-single-digit growth in developing markets behind market growth and innovation partially offset by a low single-digit decrease in developed regions due to increased promotional activity from competition and market contraction. Global market share of the feminine care category was down half a point. Volume in Family Care increased mid-single digits primarily due to market growth and innovation on Charmin and Bounty. In the U.S., all-outlet share of the family care category was flat.
Net earnings increased 4% to $3.0 billion due to the increase in net sales and a 40-basis point increase in net earnings margin. Net earnings margin increased due to gross margin expansion and a reduction in SG&A as a percentage of sales. The increase in gross margin was driven by the impact of higher pricing and manufacturing and commodity cost savings, partially offset by unfavorable product and geographic mix. SG&A as a percentage of sales decreased due to scale leverage from increased sales.
Fiscal year 2012 compared with fiscal year 2011
Baby, Feminine and Family Care net sales increased 5% to $21.5 billion in 2012 on 2% volume growth. Organic sales were up 6%. Pricing added 5% to net sales growth. Mix negatively impacted net sales by 1% due to disproportionate growth in certain developing countries and products with lower than segment average selling prices. Unfavorable foreign exchange reduced net sales by 1%. Global market share of the Baby, Feminine and Family Care segment increased 0.1 points. Volume grew high single digits in developing regions and decreased low single digits in developed regions. Volume in Baby Care was up mid-single digits behind market size growth and distribution expansion in developing regions, partially offset by declines in North America and Western Europe from diaper market contraction. Global market share of the baby care category increased more than half a point. Volume in Feminine Care was up low single digits driven by mid-single-digit growth in developing markets due to market growth and initiative activity in India, Brazil and CEEMEA. Feminine Care global market share was down about half a point. Volume in Family Care decreased low single digits primarily due to competitive activity and the impact of a price increase in North America. In the U.S., all-outlet share of the family care category was down half a point.
Net earnings increased 7% to $2.9 billion due to net sales growth and a 20-basis point increase in net earnings margin. Net earnings margin increased mainly due to a decrease in SG&A as a percentage of net sales, partially offset by a lower gross margin. The reduction in gross margin was driven primarily by higher commodity costs and unfavorable geographic and product mix, partially offset by the impact of higher pricing. SG&A as a percentage of net sales decreased due to scale leverage from increased sales.
CORPORATE

($ millions)	2013	Change vs 2012	2012	Change vs 2011
Net sales	$(895)	-22%	$(1,145)	-9%
Net earnings	$(175)	N/A	$(1,744)	N/A
Corporate includes certain operating and non-operating activities not allocated to specific business units. These include: the incidental businesses managed at the corporate level; financing and investing activities; other general corporate items; the historical results of certain divested brands and categories; certain asset impairment charges; and certain restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce optimization. Corporate also includes reconciling items to adjust the accounting policies used in the segments to U.S. GAAP. The most significant reconciling items include income taxes (to adjust from statutory rates that are reflected in the segments to the overall Company effective tax rate), adjustments for unconsolidated entities (to eliminate net sales, cost of products sold and SG&A for entities that are consolidated in the segments but accounted for using the equity method for U.S. GAAP) and noncontrolling interest adjustments for subsidiaries where we do not have 100% ownership. Since certain unconsolidated entities and less than 100%-owned subsidiaries are managed as integral parts of the related segments, they are accounted for similar to a wholly-owned subsidiary for management and segment purposes. This means our segment results recognize 100% of each income statement component through before-tax earnings in the segments, with eliminations for unconsolidated entities and noncontrolling interests in Corporate. In determining segment net earnings, we apply the statutory tax rates (with adjustments to arrive at the Company's effective tax rate in Corporate) and eliminate the share of earnings applicable to other ownership interests, in a manner similar to noncontrolling interest.
Corporate net sales primarily reflect the adjustment to eliminate the sales of unconsolidated entities included in business segment results. Accordingly, Corporate net sales are generally negative. Negative net sales in Corporate for 2013 decreased by $250 million due to 1) the purchase of the balance of our Iberian joint venture (after which this business is consolidated for both segment and consolidated results and the underlying sales no longer need to be eliminated) and 2) smaller adjustments required to eliminate reduced sales of the remaining unconsolidated entities. Corporate net earnings improved $1.6 billion primarily due to reduced net after-tax goodwill and intangible asset impairment charges (which totaled $1.5 billion in the prior year as compared to $290 million in the current period), along with the current year net after-tax holding gain related to the purchase of the balance of our Iberian joint venture, partially offset by the current year charge for the impact of the Venezuela devaluation. Additional discussion of the items impacting net earnings in Corporate are included in the Results of Operations section.
In 2012, negative net sales in Corporate decreased by $108 million due to adjustments required to eliminate the lower net sales of unconsolidated entities. Corporate net earnings declined $2.2 billion primarily due to the net after tax goodwill and intangible asset impairment charges of $1.5 billion, incremental after-tax restructuring charges of $587 million and the impact of lower net discrete tax adjustments in 2012. Additional discussion of the items impacting net earnings in Corporate are included in the Results of Operations section above.
Productivity and Cost Savings Plan
In February and November 2012, the Company made announcements related to a productivity and cost savings plan to reduce costs and better leverage scale in the areas of supply chain, research and development, marketing and overheads.   The plan was designed to accelerate cost reductions by streamlining management decision making, manufacturing and other work processes to fund the Company's growth strategy.
As part of this plan, the Company expects to incur in excess of $3.5 billion in before-tax restructuring costs over a five-year period (from fiscal 2012 through fiscal 2016). Approximately 55% of the costs have been incurred through the end of fiscal 2013. Savings generated from the restructuring costs are difficult to estimate, given the nature of the activities, the corollary benefits achieved, the timing of the execution and the degree of reinvestment.  Overall, the costs are expected to deliver in excess of $2 billion in before-tax annual savings.  The cumulative before-tax savings realized as a result of restructuring costs incurred through 2013 were approximately $940 million.
Restructuring accruals of $323 million as of June 30, 2013, are classified as current liabilities.  Approximately 86% of the restructuring charges incurred during fiscal 2013 either have been or will be settled with cash.  Consistent with our historical policies for ongoing restructuring-type activities, the resulting charges are funded by and included within Corporate for segment reporting.
Refer to Note 3 to our Consolidated Financial Statements for more details on the restructuring program.

CASH FLOW, FINANCIAL CONDITION AND LIQUIDITY
We believe our financial condition continues to be of high quality, as evidenced by our ability to generate substantial cash from operations and ready access to capital markets at competitive rates.
Operating cash flow provides the primary source of cash to fund operating needs and capital expenditures. Excess operating cash is used first to fund shareholder dividends. Other discretionary uses include share repurchases and acquisitions to complement our portfolio of businesses, brands and geographies. As necessary, we may supplement operating cash flow with debt to fund these activities. The overall cash position of the Company reflects our strong business results and a global cash management strategy that takes into account liquidity management, economic factors and tax considerations.
Operating Cash Flow
Fiscal year 2013 compared with fiscal year 2012
Operating cash flow was $14.9 billion in 2013, a 12% increase from the prior year. Operating cash flows resulted primarily from net earnings, adjusted for non-cash items (depreciation and amortization, stock-based compensation, asset impairments, deferred income taxes and gains on sale and purchase of businesses) and a decrease in working capital. Increased accounts receivable used $415 million of cash primarily to fund growth. In addition, accounts receivable days sales outstanding increased two days due to the timing and mix of sales late in the period and foreign exchange impacts. Increased inventory used $225 million of cash to support product initiatives and to build stock to support capacity expansions and manufacturing sourcing changes, partially offset by inventory management improvement efforts. Inventory days on hand increased by one day primarily due to foreign exchange impacts. Increased accounts payable, accrued and other liabilities generated $1.3 billion of cash primarily due to an increase in marketing accruals from increased advertising and other marketing costs.
Fiscal year 2012 compared with fiscal year 2011
Operating cash flow was $13.3 billion in 2012, in line with the prior year. Operating cash flows resulted primarily from net earnings, adjusted for non-cash items (depreciation and amortization, stock-based compensation, asset impairments, deferred income taxes and gains on sale of businesses), partially offset by working capital increases. Increased accounts receivable used $427 million of cash to fund growth. However, accounts receivable days sales outstanding were down two days primarily due to the impact of foreign exchange. Inventory generated $77 million of cash, mainly due to an increase in inventory management improvement efforts, partially offset by inventory to support product initiatives and to build stock to support capacity expansions and manufacturing sourcing changes. Inventory days on hand declined by 10 days primarily due to inventory management improvement efforts and the impact of foreign exchange. Accounts payable, accrued and other liabilities used $22 million of cash, due primarily to the payment of fines related to violations of the European competition laws. Cash flow from discontinued operations contributed approximately $200 million to operating cash flow.
Free Cash Flow. We view free cash flow as an important measure because it is a factor impacting the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investment. It is defined as operating cash flow less capital expenditures and is one of the measures used to evaluate senior management and determine their at-risk compensation.
Fiscal year 2013 compared with fiscal year 2012
Free cash flow was $10.9 billion in 2013, an increase of 17% versus the prior year. The increase was driven by the increase in operating cash flows. Free cash flow productivity, defined as the ratio of free cash flow to net earnings, was 95% in 2013.
Fiscal year 2012 compared with fiscal year 2011
Free cash flow was $9.3 billion in 2012, a decrease of 7% versus the prior year. Free cash flow decreased primarily due to higher capital spending to support geographic expansion. Free cash flow productivity, defined as the ratio of free cash flow to net earnings, was 85% in 2012.
Investing Cash Flows
Fiscal year 2013 compared with fiscal year 2012
Net investing activities consumed $6.3 billion in cash in 2013 mainly due to capital spending, cash paid for acquisitions and investments in available-for-sale securities, partially offset by asset sales.
Fiscal year 2012 compared with fiscal year 2011
Net investing activities consumed $1.1 billion in cash in 2012 mainly due to capital spending, partially offset by proceeds from asset sales of $2.9 billion. These proceeds were primarily related to cash received from the sale of our snacks business in 2012.
Capital Spending. We manage capital spending to support our business growth plans and have cost controls to deliver our cash generation targets. Capital expenditures, primarily to support capacity expansion, innovation and cost savings, were $4.0 billion in both 2013 and 2012. Capital spending as a percentage of net sales increased 10 basis points to 4.8% in 2013. Capital spending as a percentage of net sales increased 60 basis points to 4.7% in 2012.
Acquisitions. Acquisitions used $1.1 billion of cash in 2013 primarily for the acquisition of our partner's interest in a joint venture in Iberia. Acquisitions used $134 million of cash in 2012 primarily for the acquisition of New Chapter, a vitamins supplement business.
Proceeds from Divestitures and Other Asset Sales. Proceeds from asset sales contributed $584 million in cash in 2013 mainly due to the divestitures of our bleach business in Italy and the Braun household appliances business. Proceeds from asset sales contributed $2.9 billion to cash in 2012 mainly due to the sale of our snacks business.
Financing Cash Flows
Dividend Payments. Our first discretionary use of cash is dividend payments. Dividends per common share increased 7% to $2.29 per share in 2013. Total dividend payments to common and preferred shareholders were $6.5 billion in 2013 and $6.1 billion in 2012. In April 2013, the Board of Directors declared an increase in our quarterly dividend from $0.5620 to $0.6015 per share on Common Stock and Series A and B ESOP Convertible Class A Preferred Stock. This represents a 7% increase compared to the prior quarterly dividend and is the 57th consecutive year that our dividend has increased. We have paid a dividend in every year since our incorporation in 1890.
Long-Term and Short-Term Debt. We maintain debt levels we consider appropriate after evaluating a number of factors, including cash flow expectations, cash requirements for ongoing operations, investment and financing plans (including acquisitions and share repurchase activities) and the overall cost of capital. Total debt was $31.5 billion as of June 30, 2013 and $29.8 billion as of June 30, 2012. Our total debt increased in 2013 mainly due to debt issuances and an increase in commercial paper outstanding, partially offset by bond maturities.
Treasury Purchases. Total share repurchases were $6.0 billion in 2013 and $4.0 billion in 2012.
Liquidity
At June 30, 2013, our current liabilities exceeded current assets by $6.0 billion, largely due to short-term borrowings under our commercial paper program. We anticipate being able to support our short-term liquidity and operating needs largely through cash generated from operations. Additionally, a portion of our cash is held off-shore by foreign subsidiaries. The Company regularly assesses its cash needs and the available sources to fund these needs and we do not expect restrictions or taxes on repatriation of cash held outside of the United States to have a material effect on our overall liquidity, financial condition or the results of operations for the foreseeable future. We utilize short- and long-term debt to fund discretionary items, such as acquisitions and share repurchases. We have strong short- and long-term debt ratings, which have enabled and should continue to enable us to refinance our debt as it becomes due at favorable rates in commercial paper and bond markets. In addition, we have agreements with a diverse group of financial institutions that, if needed, should provide sufficient credit funding to meet short-term financing requirements.
On June 30, 2013, our short-term credit ratings were P-1 (Moody's) and A-1+ (Standard & Poor's), while our long-term credit ratings are Aa3 (Moody's) and AA- (Standard & Poor's), both with a stable outlook.
We maintain bank credit facilities to support our ongoing commercial paper program. The current facility is an $11.0 billion facility split between a $7.0 billion 5-year facility and a $4.0 billion 364-day facility, which expire in August 2018 and August 2014, respectively. The 364-day facility can be extended for certain periods of time as specified in, and in accordance with, the terms of the credit agreement. These facilities are currently undrawn and we anticipate that they will remain largely undrawn for the foreseeable future. These credit facilities do not have cross-default or ratings triggers, nor do they have material adverse events clauses, except at the time of signing. In addition to these credit facilities, we have an automatically effective registration statement on Form S-3 filed with the SEC that is available for registered offerings of short- or long-term debt securities.
Guarantees and Other Off-Balance Sheet Arrangements
We do not have guarantees or other off-balance sheet financing arrangements, including variable interest entities, which we believe could have a material impact on financial condition or liquidity.

Contractual Commitments
The following table provides information on the amount and payable date of our contractual commitments as of June 30, 2013.

($ millions)	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
RECORDED LIABILITIES
Total debt	$31,441	$12,393	$6,004	$2,609	$10,435
Capital leases	31	5	18	8	—
Uncertain tax positions(1)	46	46	—	—	—
OTHER
Interest payments relating to long-term debt	8,220	865	1,382	1,169	4,804
Operating leases(2)	1,512	254	437	302	519
Minimum pension funding(3)	722	263	459	—	—
Purchase obligations(4)	2,183	1,114	625	210	234
TOTAL CONTRACTUAL COMMITMENTS	44,155	14,940	8,925	4,298	15,992

(1)
As of June 30, 2013, the Company's Consolidated Balance Sheet reflects a liability for uncertain tax positions of $2.0 billion, including $447 million of interest and penalties. Due to the high degree of uncertainty regarding the timing of future cash outflows of liabilities for uncertain tax positions beyond one year, a reasonable estimate of the period of cash settlement beyond twelve months from the balance sheet date of June 30, 2013, cannot be made.

(2)	Operating lease obligations are shown net of guaranteed sublease income.

(3)
Represents future pension payments to comply with local funding requirements. These future pension payments assume the Company continues to meet its future statutory funding requirements. These amounts do not include expected future discretionary contributions, including the July 2013 contribution to a foreign pension plan of approximately $1 billion. Considering the current economic environment in which the Company operates, the Company believes its cash flows are adequate to meet the future statutory funding requirements. The projected payments beyond fiscal year 2016 are not currently determinable.

(4)
Primarily reflects future contractual payments under various take-or-pay arrangements entered into as part of the normal course of business. Commitments made under take-or-pay obligations represent future purchases in line with expected usage to obtain favorable pricing. Approximately 20% relates to service contracts for information technology, human resources management and facilities management activities that have been outsourced. While the amounts listed represent contractual obligations, we do not believe it is likely that the full contractual amount would be paid if the underlying contracts were canceled prior to maturity. In such cases, we generally are able to negotiate new contracts or cancellation penalties, resulting in a reduced payment. The amounts do not include other contractual purchase obligations that are not take-or-pay arrangements. Such contractual purchase obligations are primarily purchase orders at fair value that are part of normal operations and are reflected in historical operating cash flow trends. We do not believe such purchase obligations will adversely affect our liquidity position.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES
In preparing our financial statements in accordance with U.S. GAAP, there are certain accounting policies that may require a choice between acceptable accounting methods or may require substantial judgment or estimation in their application. These include income taxes, certain employee benefits and acquisitions, goodwill and intangible assets. We believe these accounting policies, and others set forth in Note 1 to the Consolidated Financial Statements, should be reviewed as they are integral to understanding the results of operations and financial condition of the Company.
The Company has discussed the selection of significant accounting policies and the effect of estimates with the Audit Committee of the Company's Board of Directors.

Income Taxes
Our annual tax rate is determined based on our income, statutory tax rates and the tax impacts of items treated differently for tax purposes than for financial reporting purposes. Tax law requires certain items be included in the tax return at different times than the items are reflected in the financial statements. Some of these differences are permanent, such as expenses that are not deductible in our tax return, and some differences are temporary, reversing over time, such as depreciation expense. These temporary differences create deferred tax assets and liabilities.
Deferred tax assets generally represent the tax effect of items that can be used as a tax deduction or credit in future years for which we have already recorded the tax benefit in our income statement. Deferred tax liabilities generally represent tax expense recognized in our financial statements for which payment has been deferred, the tax effect of expenditures for which a deduction has already been taken in our tax return but has not yet been recognized in our financial statements or assets recorded at fair value in business combinations for which there was no corresponding tax basis adjustment.
Inherent in determining our annual tax rate are judgments regarding business plans, planning opportunities and expectations about future outcomes. Realization of certain deferred tax assets, primarily net operating loss and other carryforwards, is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to the expiration of the carryforward periods. Although realization is not assured, management believes it is more likely than not that our deferred tax assets, net of valuation allowances, will be realized.
We operate in multiple jurisdictions with complex tax policy and regulatory environments. In certain of these jurisdictions, we may take tax positions that management believes are supportable, but are potentially subject to successful challenge by the applicable taxing authority. These interpretational differences with the respective governmental taxing authorities can be impacted by the local economic and fiscal environment. We evaluate our tax positions and establish liabilities in accordance with the applicable accounting guidance on uncertainty in income taxes. We review these tax uncertainties in light of changing facts and circumstances, such as the progress of tax audits, and adjust them accordingly. We have a number of audits in process in various jurisdictions. Although the resolution of these tax positions is uncertain, based on currently available information, we believe that the ultimate outcomes will not have a material adverse effect on our financial position, results of operations or cash flows.
Because there are a number of estimates and assumptions inherent in calculating the various components of our tax provision, certain changes or future events such as changes in tax legislation, geographic mix of earnings, completion of tax audits or earnings repatriation plans could have an impact on those estimates and our effective tax rate. For additional details on the Company's income taxes, see Note 10 to the Consolidated Financial Statements.
Employee Benefits
We sponsor various post-employment benefits throughout the world. These include pension plans, both defined contribution plans and defined benefit plans, and other post-employment benefit (OPEB) plans, consisting primarily of health care and life insurance for retirees. For accounting purposes, the defined benefit pension and OPEB plans require assumptions to estimate the projected and accumulated benefit obligations, including the following variables: discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality; expected return on assets and health care cost trend rates. These and other assumptions affect the annual expense and obligations recognized for the underlying plans. Our assumptions reflect our historical experiences and management's best judgment regarding future expectations. As permitted by U.S. GAAP, the net amount by which actual results differ from our assumptions is deferred. If this net deferred amount exceeds 10% of the greater of plan assets or liabilities, a portion of the deferred amount is included in expense for the following year. The cost or benefit of plan changes, such as increasing or decreasing benefits for prior employee service (prior service cost), is deferred and included in expense on a straight-line basis over the average remaining service period of the employees expected to receive benefits.
The expected return on plan assets assumption impacts our defined benefit expense, since many of our defined benefit pension plans and our primary OPEB plan are partially funded. The process for setting the expected rates of return is described in Note 9 to the Consolidated Financial Statements. For 2013, the average return on assets assumptions for pension plan assets and OPEB assets were 7.3% and 8.3%, respectively. A change in the rate of return of 100 basis points for both pension and OPEB assets would impact annual after-tax benefit expense by approximately $100 million.
Since pension and OPEB liabilities are measured on a discounted basis, the discount rate impacts our plan obligations and expenses. Discount rates used for our U.S. defined benefit pension and OPEB plans are based on a yield curve constructed from a portfolio of high quality bonds for which the timing and amount of cash outflows approximate the estimated payouts of the plan. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA or better. The average discount rate on the defined benefit pension plans and OPEB plans of 4.0% and 4.8%, respectively, represents a weighted average of local rates in countries where such plans exist. A 100-basis point change in the pension discount rate would impact annual after-tax defined benefit pension expense by approximately $160 million. A change in the OPEB discount rate of 100 basis points would impact annual after-tax OPEB expense by approximately $65 million. For additional details on our defined benefit pension and OPEB plans, see Note 9 to the Consolidated Financial Statements.
Acquisitions, Goodwill and Intangible Assets
Our Consolidated Financial Statements reflect the operations of an acquired business starting from the completion of the transaction. In addition, the assets acquired and liabilities assumed are recorded at the date of acquisition at their respective estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.
Significant judgment is required to estimate the fair value of intangible assets and in assigning their respective useful lives. Accordingly, we typically obtain the assistance of third-party valuation specialists for significant tangible and intangible assets. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.
We typically use an income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product or technology life cycles, economic barriers to entry, a brand's relative market position and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.
Determining the useful life of an intangible asset also requires judgment. Certain brand intangible assets are expected to have indefinite lives based on their history and our plans to continue to support and build the acquired brands. Other acquired intangible assets (e.g., certain trademarks or brands, customer relationships, patents and technologies) are expected to have determinable useful lives. Our assessment as to brands that have an indefinite life and those that have a determinable life is based on a number of factors including competitive environment, market share, brand history, underlying product life cycles, operating plans and the macroeconomic environment of the countries in which the brands are sold. Our estimates of the useful lives of determinable-lived intangible assets are primarily based on these same factors. All of our acquired technology and customer-related intangible assets are expected to have determinable useful lives.
 The costs of determinable-lived intangible assets are amortized to expense over their estimated lives. The value of indefinite-lived intangible assets and residual goodwill is not amortized, but is tested at least annually for impairment. Our impairment testing for goodwill is performed separately from our impairment testing of indefinite-lived intangible assets. We test goodwill for impairment by reviewing the book value compared to the fair value at the reporting unit level. We test individual indefinite-lived intangible assets by comparing the book values of each asset to the estimated fair value. We determine the fair value of our reporting units and indefinite-lived intangible assets based on the income approach. Under the income approach, we calculate the fair value of our reporting units and indefinite-lived intangible assets based on the present value of estimated future cash flows. Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows to measure fair value. Assumptions used in our impairment evaluations, such as forecasted growth rates and cost of capital, are consistent with internal projections and operating plans. We believe such assumptions and estimates are also comparable to those that would be used by other marketplace participants. When certain events or changes in operating conditions occur, an impairment test is performed and indefinite-lived brands may be adjusted to a determinable life.
With the exception of our Appliances and Salon Professional businesses, all of our reporting units have fair values that significantly exceed recorded values. However, future changes in the judgments, assumptions and estimates that are used in our impairment testing for goodwill and indefinite-lived intangible assets, including discount and tax rates or future cash flow projections, could result in significantly different estimates of the fair values. A significant reduction in the estimated fair values could result in impairment charges that could materially affect the financial statements in any given year. The recorded value of goodwill and intangible assets from recently impaired businesses and recently acquired businesses are derived from more recent business operating plans and macroeconomic environmental conditions and therefore are more susceptible to an adverse change that could require an impairment charge.
For example, the Gillette intangible and goodwill amounts represent values as of a more recent acquisition date and, as such, the amounts are more susceptible to an impairment risk if business operating results or macroeconomic conditions deteriorate. Gillette indefinite-lived intangible assets represent approximately 89% of the $26.8 billion of indefinite-lived intangible assets at June 30, 2013. Goodwill allocated to stand-alone reporting units consisting primarily of businesses purchased as part of the Gillette acquisition represents 42% of the $55.2 billion of goodwill at June 30, 2013. This includes the Shave Care and Appliances businesses, which are components of the Grooming segment, and the Batteries business, which is part of the Fabric Care and Home Care segment.
The results of our impairment testing during fiscal 2012 indicated that the estimated fair values of our Appliances and Salon Professional reporting units were less than their respective carrying amounts. Therefore, we recorded a non-cash before- and after-tax impairment charge of $1.3 billion in fiscal 2012. Additionally, our impairment testing for indefinite-lived intangible assets during fiscal 2012 indicated a decline in the fair value of our Koleston Perfect and Wella trade name intangible assets below their respective carrying values. This resulted in a non-cash, before-tax impairment charge of $246 million ($173 million after-tax) to reduce the carrying amounts of these assets to their estimated fair values.
During the fourth quarter of fiscal 2013, the estimated fair value of our Appliances reporting units declined further, below the carrying amount resulting from the fiscal 2012 impairment. Therefore, we recorded an additional non-cash before and after-tax impairment charge of $259 million in fiscal 2013. Additionally, our fourth quarter 2013 impairment testing for Appliances indicated a decline in the fair value of our Braun trade name intangible asset below its carrying value. This resulted in a non-cash, before-tax impairment charge of $49 million ($31 million after-tax) to reduce the carrying amount of this asset to its estimated fair value.
The Appliances business was acquired as part of the Gillette acquisition in 2005 and the Salon Professional business consists primarily of operations acquired in the Wella acquisition in 2004. Both businesses are stand-alone reporting units. These businesses represent some of our more discretionary consumer spending categories. Because of this, their operations and underlying fair values were disproportionately impacted by the economic downturn that began in fiscal 2009, which led to a reduction in home and personal grooming appliance purchases and in visits to hair salons that drove the fiscal 2012 impairment. The additional impairment of the Appliances business in fiscal 2013 was due to the devaluation of currency in Japan, a key country that generates a significant portion of the earnings of the Appliances business, relative to the currencies in which the underlying net assets are recorded. As of June 30, 2013, the Appliances business has remaining goodwill of $313 million, while the Salon Professional business has remaining goodwill of $424 million. As a result of the impairments, the estimated fair value of our Appliances business approximates its carrying value, while the estimated fair value of the Salon Professional business now slightly exceeds its carrying value. Our fiscal 2013 valuations of the Appliances and Salon Professional businesses has them returning to sales and earnings growth rates consistent with our long-term business plans. Failure to achieve these business plans or a further deterioration of the macroeconomic conditions could result in a valuation that would trigger an additional impairment of the goodwill and intangible assets of these businesses.

New Accounting Pronouncements
During fiscal 2013, the Company adopted ASU 2011-05, "Comprehensive Income (Topic 220) - Presentation of Comprehensive Income" (ASU 2011-05), and ASU 2013-02, “Comprehensive Income (Topic 220) - Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income” (ASU 2013-02). This guidance eliminates the option to present the components of other comprehensive income as part of the statement of shareholders' equity and requires entities to present the components of net earnings and other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. We chose to present net earnings and other comprehensive income in two separate but consecutive statements. This guidance also requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component and to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. We chose to present the requirements in the notes to the financial statements (see Note 6 to the Consolidated Financial Statements). The adoption of this guidance had no impact on our consolidated financial position, results of operations or cash flows.
No other new accounting pronouncement issued or effective during the fiscal year had or is expected to have a material impact on the Consolidated Financial Statements.

OTHER INFORMATION
Hedging and Derivative Financial Instruments
As a multinational company with diverse product offerings, we are exposed to market risks, such as changes in interest rates, currency exchange rates and commodity prices. We evaluate exposures on a centralized basis to take advantage of natural exposure correlation and netting. Except within financing operations, we leverage the Company's broadly diversified portfolio of exposures as a natural hedge and prioritize operational hedging activities over financial market instruments. To the extent we choose to further manage volatility associated with the net exposures, we enter into various financial transactions which we account for using the applicable accounting guidance for derivative instruments and hedging activities. These financial transactions are governed by our policies covering acceptable counterparty exposure, instrument types and other hedging practices. Note 5 to the Consolidated Financial Statements includes a detailed discussion of our accounting policies for financial instruments.
Derivative positions can be monitored using techniques including market valuation, sensitivity analysis and value-at-risk modeling. The tests for interest rate, currency rate and commodity derivative positions discussed below are based on the CorporateManager™ value-at-risk model using a one-year horizon and a 95% confidence level. The model incorporates the impact of correlation (the degree to which exposures move together over time) and diversification (from holding multiple currency, commodity and interest rate instruments) and assumes that financial returns are normally distributed. Estimates of volatility and correlations of market factors are drawn from the RiskMetrics™ dataset as of June 30, 2013. In cases where data is unavailable in RiskMetrics™, a reasonable proxy is included.
Our market risk exposures relative to interest rates, currency rates and commodity prices, as discussed below, have not changed materially versus the previous reporting period. In addition, we are not aware of any facts or circumstances that would significantly impact such exposures in the near term.
Interest Rate Exposure on Financial Instruments. Interest rate swaps are used to hedge exposures to interest rate movement on underlying debt obligations. Certain interest rate swaps denominated in foreign currencies are designated to hedge exposures to currency exchange rate movements on our investments in foreign operations. These currency interest rate swaps are designated as hedges of the Company's foreign net investments.
Based on our interest rate exposure as of and during the year ended June 30, 2013, including derivative and other instruments sensitive to interest rates, we believe a near-term change in interest rates, at a 95% confidence level based on historical interest rate movements, would not materially affect our financial statements.
Currency Rate Exposure on Financial Instruments. Because we manufacture and sell products and finance operations in a number of countries throughout the world, we are exposed to the impact on revenue and expenses of movements in currency exchange rates. Corporate policy prescribes the range of allowable hedging activity. To manage the exchange rate risk associated with our financing operations, we primarily use forward contracts with maturities of less than 18 months. In addition, we enter into certain currency swaps with maturities of up to five years to hedge our exposure to exchange rate movements on intercompany financing transactions.
Based on our currency rate exposure on derivative and other instruments as of and during the year ended June 30, 2013, we believe, at a 95% confidence level based on historical currency rate movements, the impact of a near-term change in currency rates would not materially affect our financial statements.
Commodity Price Exposure on Financial Instruments. We use raw materials that are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. In addition to fixed price contracts, we may use futures, options and swap contracts to manage the volatility related to the above exposures.
As of and during the year ended June 30, 2013, we did not have material commodity hedging activity.
Measures Not Defined By U.S. GAAP
Our discussion of financial results includes several "non-GAAP" financial measures. We believe these measures provide our investors with additional information about our underlying results and trends, as well as insight to some of the metrics used to evaluate management. When used in MD&A, we have provided the comparable GAAP measure in the discussion. These measures include:
Organic Sales Growth. Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis. Organic sales is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.
The following tables provide a numerical reconciliation of organic sales growth to reported net sales growth:

Year ended June 30, 2013	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
Beauty	-2%	2%	1%	1%
Grooming	-4%	4%	2%	2%
Health Care	4%	2%	-1%	5%
Fabric Care and Home Care	1%	3%	0%	4%
Baby, Feminine and Family Care	1%	3%	0%	4%
TOTAL COMPANY	1%	2%	0%	3%

Year ended June 30, 2012	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
Beauty	2%	0%	0%	2%
Grooming	1%	1%	0%	2%
Health Care	2%	0%	-2%	0%
Fabric Care and Home Care	3%	0%	0%	3%
Baby, Feminine and Family Care	5%	1%	0%	6%
TOTAL COMPANY	3%	0%	0%	3%
* Acquisition/Divestiture Impact includes rounding impacts necessary to reconcile net sales to organic sales.
Core EPS. This is a measure of the Company's diluted net earnings per share from continuing operations excluding certain items that are not judged to be part of the Company's sustainable results or trends. This includes a charge in 2013 for the balance sheet impact from the devaluation of the official foreign exchange rate in Venezuela, a holding gain in 2013 on the purchase of the balance of our Iberian joint venture, impairment charges in 2013 and 2012 for goodwill and indefinite-lived intangible assets, charges in 2013 and 2012 related to incremental restructuring due to increased focus on productivity and cost savings, a significant benefit in 2011 from the settlement of U.S. tax litigation primarily related to the valuation of technology donations and charges in 2013, 2012 and 2011 related to pending European legal matters. We do not view these items to be part of our sustainable results. We believe the Core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth. Core EPS is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.
The table below provides a reconciliation of reported diluted net earnings per share from continuing operations to Core EPS:

Years ended June 30	2013	2012	2011
Diluted net earnings per share - continuing operations	$3.86	$3.12	$3.85
Venezuela balance sheet devaluation Impacts	0.08	—	—
Gain on purchase of balance of Iberian JV	(0.21)
Impairment charges	0.10	0.51	—
Incremental restructuring charges	0.18	0.20	—
Settlement from U.S. tax litigation	—	—	(0.08)
Charges for pending European legal matters	0.05	0.03	0.10
Rounding	(0.01)	(0.01)	—
CORE EPS	4.05	3.85	3.87
Core EPS Growth	5%	(1)%
Note - All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction. The significant adjustment to an income tax reserve was tax expense. There was no tax impact on EPS due to the charges for pending European legal matters.
Free Cash Flow. Free cash flow is defined as operating cash flow less capital spending. We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.
Free Cash Flow Productivity. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. Free cash flow productivity is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.
The following table provides a numerical reconciliation of free cash flow and free cash flow productivity ($ millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Free Cash Flow Productivity
2013	$14,873	$(4,008)	$10,865	$11,402	95%
2012	13,284	(3,964)	9,320	10,904	85%
2011	13,330	(3,306)	10,024	11,927	84%